Exhibit 10.16
MINIMED GROUP, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT
2026 MINIMED GROUP, INC. LONG TERM INCENTIVE PLAN
Name: [•]
Employee ID: [•]
Grant ID: [•]
Grant Date: March 9, 2026
Exercise Price Per Share: [•]
Grant Type: Non-Qualified Stock Option
Shares Awarded: [•]
Expiration Date: [•]
1.    Grant of Option. MiniMed Group, Inc., a Delaware corporation (the “Company”), hereby awards to you, the individual named above, as of the Grant Date, an option (the “Option”) to purchase the above number of shares of common stock of the Company, par value $0.01 per share (the “Shares”), for the above Exercise Price Per Share, on the terms and conditions set forth in this Non-Qualified Stock Option Agreement (this “Agreement”) and in the 2026 MiniMed Group, Inc. Long Term Incentive Plan (the “Plan”). Unless otherwise defined in this Agreement, a capitalized term in this Agreement will have the same meaning as in the Plan. In the event of any inconsistency between the terms of this Agreement and the Plan, the terms of the Plan shall govern.
The Option is designated as a non-qualified stock option and is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
2.    Exercise of Option. The exercise of the Option is subject to the following conditions and restrictions:
a.    Expiration. Upon vesting of a portion of the Option, such portion may be exercised in whole or in part until the earlier of (i) the above Expiration Date, or (ii) the expiration of the applicable exercise period following your Termination of Employment, as provided in Sections 2(c), (d), (e), or (f) below. Notwithstanding anything to the contrary, the Term of the Option shall not exceed ten (10) years from the Grant Date.
b.    Schedule of Exercisability. Subject to Sections 2(c), (d), (e), and (f) below, the Option shall become vested and exercisable as follows: thirty-three percent (33%) of the Shares subject to the Option shall vest on the second anniversary of the Grant Date, an additional thirty-three percent (33%) of the Shares subject to the Option shall vest on the third anniversary of the Grant Date, and the remaining thirty-four percent (34%) of the Shares subject to the Option shall vest on the fourth anniversary of the Grant Date (each such anniversary, a “Vesting Date”). Once a portion of the Option has become exercisable, that portion may be exercised at any time during the Term thereafter, subject to Section 2(a) above.
c.    Death or Disability. Notwithstanding Section 2(b) above, if you incur a Termination of Employment due to your death or Disability (as defined below), the Option shall become fully vested and exercisable as of the date of such Termination of Employment. You may thereafter exercise the vested portion of the Option, in whole or in part, until the earlier of (i) five (5) years following the date of your Termination of Employment due to your death or Disability, as applicable, or (ii) the remaining Term of the Option; provided that, in the case of your death, the Option may be exercised by your Successor (as defined below) within such period. Any such exercise shall be subject to Section 2(h) below.
For purposes of this Agreement:
“Disability” shall have the meaning ascribed to such term under the Disability Policy(ies) maintained by the Company; and
“Successor” shall mean the legal representative of your estate or the person or persons who may, by bequest, inheritance or valid beneficiary designation (as provided in Section 15.7 of the Plan), acquire the right to exercise the Option.
d.    Retirement. Notwithstanding Section 2(b) above, if you incur a Termination of Employment as a result of your Retirement (as defined below), the portion of the Option scheduled to vest on the next applicable Vesting Date shall vest on a pro rata basis based on the length of time you were employed between the Vesting Date immediately preceding your Termination of Employment and the Vesting Date immediately following your Termination of Employment (or, if no Vesting Date has yet occurred, between the Grant Date and such following Vesting Date) (rounded up to the nearest whole Option). Any unvested portion shall be irrevocably forfeited and terminated on the date of your Termination of Employment. You may thereafter exercise the vested portion of the Option, in whole or in part, until the earlier of (i) five (5) years following the date of your Termination of Employment or (ii) the remaining Term of the Option, subject to Section 2(h) below.
For purposes of this Agreement:
“Retirement” shall mean the earlier of:
(i)     your Termination of Employment from the Company or a Subsidiary on or after attaining age fifty-five (55) with at least ten (10) years of service to the Company (which for this purpose shall include Medtronic plc);
(ii)     your Termination of Employment on or after attaining age sixty-two (62); or

(iii)     if, on the date of your Termination of Employment, you are employed in a country (i.e., receiving pay and benefits from such country) designated in the Retirement Policy(ies) maintained by the Company, the age or combination of age and service (which for this purpose shall include Medtronic plc) applicable to such country under such policy.
e.    Involuntary Termination Without Cause or Reduction in Force. Notwithstanding Section 2(b) above, if you incur a Termination of Employment due to an involuntary termination by the Company without Cause or due to a reduction in force (as determined by the Committee in its sole discretion), the Option shall become fully vested and exercisable as of the date of such Termination of Employment. You may thereafter exercise the Option, in whole or in part, until the earlier of (i) five (5) years following the date of your Termination of Employment or (ii) the remaining Term of the Option, subject to Section 2(h) below.
f.    Termination for Any Other Reason. If you incur a Termination of Employment for any reason other than those specified in Sections 2(c), 2(d), or 2(e), any unvested portion of the Option will be irrevocably forfeited and terminated on the date of your Termination of Employment. You may exercise that portion of the Option that was vested but unexercised as of the date of your Termination of Employment for ninety (90) days following the date of your Termination of Employment, subject to Section 2(h) below. At 9:00 p.m. PT (midnight ET) on the date that is ninety (90) days after the date of your Termination of Employment, the Option will expire.
g.    Change of Control. Notwithstanding any other provision of this Agreement, the Option shall be subject to the provisions of Section 10 of the Plan.
h.    Expiration of Term. Notwithstanding the foregoing Sections 2(a)−(g), in no event shall the Option be exercisable after the Expiration Date.
3.    Manner of Exercise. To exercise your Option, you must deliver notice of exercise (the “Notice”) to the administrator (the “Administrator”) designated by the Company to provide services relating to the administration of the Plan at the time of your exercise. The Notice must be given in the manner specified by the Administrator and must specify the number of Shares as to which the Option is being exercised and must be accompanied by payment of the purchase price for the Shares. Payment of the purchase price may be in cash or by certified or bank check or such other instrument or such other method as the Company may accept in accordance with Section 5.8 of the Plan. To the extent permissible under applicable law, payment of the purchase price may also be made by instructing the Company to withhold a number of Shares having a Fair Market Value (as defined in the Plan), determined based on the Fair Market Value of the Shares on the date the applicable Option is exercised equal to the product of (i) the exercise price multiplied by (ii) the number of Shares in respect of which the Option shall have been exercised.
Exercise shall be deemed to occur on the earlier of (i) the date the Notice and the purchase price for the Shares as to which the Option is being exercised are received by the Administrator; and (ii) the date you simultaneously exercise the Option and sell the Shares, using the proceeds from such sale to pay the purchase price.

4.    Withholding Taxes. You are responsible for the payment of any federal, state, local, or foreign income, employment, social security, or other taxes required which must be withheld upon the exercise of the Option, and you must promptly pay to the Company any such taxes. The Company and its Subsidiaries (as defined in the Plan) are authorized to deduct from any payment owed to you any taxes required to be withheld with respect to the Shares, including social security and Medicare (FICA) taxes and federal, state and local income tax with respect to income arising from the exercise of the Option. The Company shall have the right to require the payment of any such taxes before issuing any Shares pursuant to an exercise of the Option. In lieu of all or any part of a cash payment, to the extent permissible under applicable law, you may elect to have a portion of the Shares otherwise issuable upon exercise of the Option withheld by the Company to satisfy all or part of the withholding tax requirements relating to the Option exercise with such Shares valued in the same manner as used in computing such withholding taxes. Any fractional Share amount due relating to such tax withholding will be rounded up to the nearest whole Share and the additional amount will be added to your federal withholding. The Company’s obligations under the Plan and this Agreement are conditioned upon your satisfaction of such withholding obligations.
5.    Forfeiture. If you are not a resident or are not based out of a location in the State of California, then, subject to applicable law, if you have received or are entitled to receive the delivery of Shares pursuant to this Agreement within the period beginning six (6) months prior to the date of your Termination of Employment and ending twelve (12) months following the date of your Termination of Employment, the Company, in its sole discretion, may require you to return or forfeit the Shares received or receivable with respect to the Option, in the event that you engage in any of the following activities:
a.    performing services for or on behalf of any competitor of, or competing with, the Company or any Subsidiary, within six (6) months of the date of your Termination of Employment;
b.    unauthorized disclosure of material proprietary information of the Company or any Subsidiary;
c.    a violation of applicable business ethics policies or business policies of the Company or any Subsidiary; or
d.    any other occurrence determined by the Committee.
The Company’s right to require forfeiture must be exercised not later than ninety (90) days after the Company acquires actual knowledge of such an activity, but in no event later than twelve (12) months after your Termination of Employment. Such right shall be deemed to be exercised upon the Company’s mailing written notice of such exercise to your most recent home address as shown on the personnel records of the Company. In addition to requiring forfeiture as described herein, the Company may exercise its rights under this Section 5 by preventing or terminating the exercise of any rights under the Option or the acquisition of Shares or cash thereunder.

If you fail or refuse to forfeit the Shares demanded by the Company (the number of such Shares as may be adjusted for any events described in Section 3.3 of the Plan), you shall be liable to the Company for damages equal to the number of Shares demanded times the highest closing price per Share during the period between the date of your Termination of Employment and the date of any judgment or award to the Company, together with all costs and attorneys’ fees incurred by the Company to enforce this provision.
For purposes of this Section 5, forfeiture of Shares shall be effected by the redemption of such Shares in accordance with applicable law.
Notwithstanding the foregoing, this Section 5 shall not apply following a Change of Control and shall not apply to individuals who are residents of the State of California to the extent prohibited by applicable California law.
6.    Clawback; Repayment. The Option shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with: (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time (including the Company’s Policy for the Recovery of Erroneously Awarded Compensation, as may be amended from time to time) and (ii) applicable law. In addition, if you receive any amount in excess of the amount that you should have otherwise received under the terms of the Option for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Committee may provide that you shall be required to repay any such excess amount to the Company and its Subsidiaries.
7.    Conversion to Stock Settled Appreciation Rights. At any time following the Grant Date, the Company may convert the Option to a stock-settled Stock Appreciation Right. Upon exercise of a stock-settled Stock Appreciation Right, you shall receive Shares with a value equal to the excess of (i) the Fair Market Value of the Shares on the date of exercise over (ii) the Option Price Per Share multiplied by the number of Shares.
8.    Non-Transferability. No Option shall be transferable by you other than, for no value or consideration: (i) by will or by the laws of descent and distribution, or (ii) as otherwise expressly permitted by the Committee, including, if so permitted, pursuant to a transfer to your family members, whether directly or indirectly, or by means of a trust, partnership, or otherwise. Any Option shall be exercisable, subject to the terms of the Plan, only by you, your guardian or legal representative, or any person to whom such Option is permissibly transferred pursuant to this Section 8.
9.    Section 409A of the Code. The Company intends that the Option does not constitute “nonqualified deferred compensation” subject to Section 409A of the Code. This Agreement and the Option shall be interpreted and administered consistent with that intent.
10.    No Right to Continued Employment; No Rights as Shareholder. This Agreement shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate your employment at any time. You shall not have any rights as a shareholder with respect to any Shares subject to the Option unless and until certificates representing the Shares have been issued by the Company to you or the Shares have otherwise been recorded on the books of the Company or of a duly authorized transfer agent as owned by you.
11.    Global Appendix. The Option is subject to the additional terms and conditions set forth in the Global Appendix (provided to you separately) applicable to your country of residence or employment. If you relocate to a country included in the Global Appendix, the terms and conditions applicable to such country shall apply to you, to the extent the Company determines that their application is necessary or advisable for legal or administrative reasons. The Global Appendix, as provided to you separately, forms part of this Agreement.
12.    Compliance with the Law. The exercise of the Option and the issuance or transfer of Shares are subject to compliance by both the Company and you with all applicable federal and state securities laws and the rules of any stock exchange on which the Company’s Shares are listed. The Company will not issue any Shares pursuant to this Option unless and until it determines, in its sole discretion and with the advice of its counsel, that all applicable legal and regulatory requirements have been satisfied. You acknowledge that the Company has no obligation to register the Shares with the Securities and Exchange Commission, any state securities authority, or any stock exchange in order to permit the exercise of the Option or the issuance or transfer of Shares.
13.    Notices. Any notice required or permitted to be delivered to the Company under this Agreement shall be in writing and addressed to Courtney Nelson Wills, Senior Vice President, General Counsel, at the Company’s principal corporate offices (or to such other address as the Company may designate in writing). Any notice required or permitted to be delivered to you under this Agreement shall be in writing and addressed to you at your address as reflected in the Company’s records (or to such other address as you may designate in writing or by such other method approved by the Company).
14.    Governing Law, Venue and Personal Jurisdiction. Notwithstanding anything contrary in the Plan or Section 15 of this Agreement, the validity, enforceability, construction and interpretation of the Plan or this Agreement shall be governed by the laws of the State of Delaware, without regard to principles of conflict of laws. You irrevocably waive any right to have the laws of any state or nation or other legal jurisdiction other than the State of Delaware apply to the Plan or this Agreement. Any dispute regarding the Plan or this Agreement that is not subject to Section 15 or is allowed to be brought in court pursuant to Section 15 (“Permitted Court Action”) shall be exclusively decided by a state court in the State of Delaware, and you irrevocably waive any right to have any such disputes decided in any jurisdiction or venue other than a state court in the State of Delaware. You irrevocably consent to the personal jurisdiction of the state courts in the State of Delaware for the purposes of any Permitted Court Action, and irrevocably waive any right to remove any case commenced by the Company from a state court in the State of Delaware to any federal court.
15.    Arbitration Agreement. If you are a U.S. based employee, this Section 15 contains the terms and conditions of an agreement to arbitrate claims (the “Arbitration Agreement”) between you and the Company. The Federal Arbitration Act (“FAA”) (9 U.S.C. §1 et. seq.) applies to and governs this Arbitration Agreement. All claims and disputes covered by this Arbitration Agreement will be decided by a single arbitrator through final and binding arbitration and not by way of court or jury trial.
a.    Covered Claims. You and the Company agree that, except as otherwise provided in this Arbitration Agreement, all claims or disputes, past, present, or future, arising out of or related to: (i) this Agreement, (ii) the Option, or (iii) the Plan (including, without limitations, claims for breach of contract, breach of fiduciary duty, and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance) will be decided by a single arbitrator through final and binding arbitration under the terms of this Arbitration Agreement. This Arbitration Agreement applies to any disputes that the Company may have against you or that you may have against the Company, and/or any of its past, present, or future (A) officers, directors, members, owners, shareholders, employees, and board members; (B) parents, subsidiaries, and affiliates; (C) Plan Administrators and Committee members or Committees (as those terms are defined in the Plan); and (D) predecessors, successors, or assigns. Each and all of the entities/individuals listed in the preceding sentence may enforce this Arbitration Agreement as a direct or third-party beneficiary. If any claim(s) not covered under this Arbitration Agreement are combined with claims that are covered under this Arbitration Agreement, to the maximum extent permitted under applicable law, the covered claims will be arbitrated and continue to be covered under this Arbitration Agreement.
b.    The arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the scope, interpretation, applicability, enforceability, or waiver of this Arbitration Agreement. However, the preceding sentence does not apply to Section 15(e) of this Agreement. Notwithstanding any other clause or language in this Arbitration Agreement and/or any rules or procedures that might otherwise apply by virtue of this Arbitration Agreement, any claim that all or any portion of the Class Action Waiver (as defined below) is unenforceable, inapplicable, unconscionable, or void or voidable, will be determined only by a court of competent jurisdiction and not by an arbitrator.
c.    Limitations. This Arbitration Agreement does not cover any claims or disputes that an applicable federal statute expressly states cannot be arbitrated or subject to a pre-dispute arbitration agreement. Both the Company and you may apply to a court of competent jurisdiction as permitted in this Arbitration Agreement for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such relief. The court to which the application is made is authorized to grant temporary or preliminary injunctive relief and may do so with or without addressing the merits of the underlying arbitrable dispute, as provided by applicable law of the jurisdiction. All determination of final relief will be decided in arbitration, and the pursuit of temporary or preliminary injunctive relief shall not be deemed incompatible with or constitute a waiver of rights under this Arbitration Agreement.
d.    Procedures. The arbitration will be administered by the American Arbitration Association (“AAA”), and except as provided in this Arbitration Agreement, will be under the then current Commercial Arbitration Rules of the AAA (the “AAA Rules”); provided, however, that if there is a conflict between the AAA Rules and this Arbitration Agreement, this Arbitration Agreement shall govern. Unless the parties jointly agree otherwise, the arbitrator must be a retired judge from any jurisdiction. Unless the parties jointly agree otherwise, the arbitration will take place in the county where you are employed or were last employed by the Company.
(i)    The arbitrator will be selected as follows: AAA will give each party a list of eleven (11) potential arbitrators (who are subject to the qualifications of the preceding paragraph) drawn from its panel of arbitrators from which the parties will strike alternately by telephone conference administered by AAA, with the claimant to strike first, until only one name remains. That person will be designated as the arbitrator. If the individual selected cannot serve, AAA will issue another list of eleven (11) potential arbitrators and repeat the alternate striking selection process. If AAA will not administer the arbitration, either party may apply to a court of competent jurisdiction with authority over the location where the arbitration will be conducted to appoint a neutral arbitrator, who shall act under this Arbitration Agreement with the same force and effect as if he or she had been specifically named herein.
(ii)    The arbitrator may award any remedy to which a party is entitled under applicable law, but remedies will be limited to those that would be available to a party in their individual capacity for the claims presented to the arbitrator. Either party may file dispositive motions, including without limitation a motion to dismiss and/or a motion for summary judgment and the arbitrator will apply the standards governing such motions under the Federal Rules of Civil Procedure. A party may make an offer of judgment in a manner consistent with, and within the time limitations, consequences, and effects provided in Rule 68 of the Federal Rules of Civil Procedure.
(iii)    The arbitrator will issue an award by written opinion within thirty (30) days from the date the arbitration hearing concludes. The opinion will be in writing and include the factual and legal basis for the award. The award issued by the arbitrator may be entered in any court of competent jurisdiction.
e.    Class and Collective Action Waivers. You and the Company agree to bring any claim on an individual basis. Accordingly, YOU AND THE COMPANY WAIVE ANY RIGHT FOR ANY DISPUTE TO BE BROUGHT, HEARD, DECIDED OR ARBITRATED AS A CLASS ACTION AND/OR COLLECTIVE ACTION AND THE ARBITRATOR WILL HAVE NO AUTHORITY TO HEAR OR PRESIDE OVER ANY CLASS AND/OR COLLECTIVE ACTION (“Class Action Waiver”). Additionally, no arbitration proceeding under this Arbitration Agreement may be consolidated or joined in any way with an arbitration proceeding involving claims by different employees. The Class Action Waiver will be severable from this Arbitration Agreement if there is a final judicial determination that the Class Action Waiver is invalid, unenforceable, unconscionable, void, or voidable. In such case, the class and/or collective action must be litigated in a civil court of competent jurisdiction—not in arbitration—but any portion of the Class Action Waiver that is enforceable shall be enforced in arbitration.
f.    Discovery. Each party may take the deposition of three (3) individual fact witnesses and any expert witness designated by another party. Each party may also propound requests for production of documents, and each party may subpoena witnesses and documents for discovery or the arbitration hearing, including testimony and documents relevant to the case from third parties, in accordance with any applicable state or federal law. Additional discovery may be conducted by mutual stipulation, and the arbitrator will have exclusive authority to entertain requests for additional discovery, and to grant or deny such requests, based on the arbitrator’s determination whether additional discovery is warranted by the circumstances of a particular case.
g.    Construction. Subject to Section 15(e), which includes its own severability provision, if any provision of this Arbitration Agreement is adjudged to be invalid, unenforceable, unconscionable, or void or voidable, in whole or in part, such adjudication will not affect the validity of the remainder of the Arbitration Agreement. All remaining provisions will remain in full force and effect. The mutual promises by the Company and you to arbitrate provide consideration for this Arbitration Agreement. Your entitlement to an Award provides additional and separate consideration for this Arbitration Agreement. Any contractual disclaimers the Company has in any handbooks, other agreements, or policies do not apply to this Arbitration Agreement. Notwithstanding any contrary language in the Agreement or otherwise, this Arbitration Agreement will survive the termination of the Agreement, the Plan, your employment and the expiration of any benefit.

16.    Electronic Documents. Electronic documents may be substituted for any written materials required by the terms of the Plan, including, without limitation, this Agreement.
17.    Agreement. By accepting your Option grant electronically on the Administrator’s website or otherwise accepting or receiving the Option grant, you agree to be bound by the terms and conditions of this Agreement and the Plan, including, without limitation, the Arbitration Agreement. Your signature is not required in order to make this Agreement effective. In addition, you shall be deemed to have accepted and agreed to the terms and conditions of this Agreement and the Plan unless you provide written notice of your objection to the Company within thirty (30) days following the date of receipt of this Agreement.
MiniMed Stock Compensation Operations
MiniMed Group, Inc.
18000 Devonshire St.,
Northridge, CA 91325
rs.minimed-stockcompoperations@medtronic.com
(763) 514-4000